FORM 4
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Harris                          Jennifer
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   (Last)                           (First)             (Middle)

                               944 E Olympus Cove
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                                    (Street)

Salt Lake City                        UT                 84117
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Shaft, Inc.  SHFT-OB
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     01/06/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

     Former Officer, Director and 10% Owner
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
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                                                                                            5.
                                                                                            Amount of      6.
                                                            4.                              Securities     Owner-
                                 2A.                        Securities Acquired (A) or      Beneficially   ship
                                 Deemed        3.           Disposed of (D)                 Owned          Form:        7.
                   2.            Execution     Transaction  (Instr. 3, 4 and 5)             Following      Direct       Nature of
                   Transaction   Date, if      Code         ------------------------------- Reported       (D) or       Indirect
1.                 Date          Any           (Instr. 8)                                   Transaction(s) Indirect     Beneficial
Title of Security  (Month/       (Month/       ------------   Amount   (A) or   Price       (Instr. 3      (I)          Ownership
(Instr. 3)         Day/Year)     Day/Year)     Code     V              (D)                  and 4)         (Instr.4)    (Instr. 4)
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

Common Stock                                    J             102,500   D        $-0-           0              D
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


*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 4 (continued)

====================================================================================================================================
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                            5.                              7.                        ative     Deriv-   11.
             sion                               Number of                       Title and Amount          Secur-    ative    Nature
             or                3A.              Derivative    6.                of Underlying     8.      ities     Secur-   of
             Exer-             Deemed  4.       Securities    Date              Securities        Price   Bene-     ity:     In-
             cise     3.       Exe-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
             Price    Trans-   cution  action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.           of       action   date,   Code     of(D)         (Month/Day/Year)            Amount  ative   Following In-      ficial
Title of     Deriv-   Date     if any  (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported  direct   Owner-
Derivative   ative    (Month/  (Month/ 8)       4 and 5)      Date     Expira-            Number  ity     Transac-  (I)      ship
Security     Secur-   Day/     Day/    ------   ------------  Exer-    tion               of      (Instr. tions    (Instr.  (Instr
(Instr. 3)   ity      Year)    Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)     (Instr.4)  4)       4)
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

NONE
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

Explanation of Responses:

Contribution of shares to Issuer, without consideration, for cancellation and return to authorized but unissued shares


         /s/ Jennifer Harris                                January 6, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.